EXHIBIT (a)(1)

First Health Group Corp.

Offer to Purchase Any and All

Outstanding Options to Purchase
its Common Stock

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY (EASTERN) TIME, ON DECEMBER 15, 2004, UNLESS THE OFFER IS EXTENDED.

      Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, First Health Group Corp. (“First Health,” “we,” “us,” or “our”) hereby offers to purchase for cash, any and all outstanding options, whether vested or not vested and regardless of exercise price, to purchase shares of First Health common stock. As of October 31, 2004, optionholders held 10,933,395 outstanding options to purchase First Health common stock. Upon the completion of the offer, each option to purchase shares of First Health common stock that is validly tendered and not withdrawn will be cancelled and we will pay to the holder thereof, for each share of First Health common stock subject to such option, an amount in cash, less applicable tax withholding, equal to the greater of:

•	the amount by which $18.75 exceeds the exercise price of the option, if any; or

•	$1.25.

      IF YOU DESIRE TO TENDER YOUR OPTIONS TO PURCHASE SHARES OF FIRST HEALTH COMMON STOCK IN THE OFFER YOU MUST TENDER ALL OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED.

      This offer is being made in connection with the merger of First Health with and into Coventry Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Coventry Health Care, Inc., a Delaware corporation (“Coventry”). If the merger is completed, each outstanding share of First Health common stock will be converted into the right to receive 0.1791 shares of Coventry common stock (plus cash in lieu of fractional shares) and $9.375 in cash. Coventry’s common stock is listed on the New York Stock Exchange, Inc., referred to as the NYSE, under the symbol “CVH” and First Health’s common stock is listed on The National Stock Market, Inc., referred to as the Nasdaq, under the symbol “FHCC.” The implied value of the merger consideration can be calculated by multiplying the trading price of Coventry common stock by 0.1791, plus cash of $9.375 per share. As of October 13, 2004, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration was $18.70, based upon the closing price of Coventry common stock of $52.05 on that date. As of November 12, 2004, the last practicable date prior to distribution of this offer to purchase, the implied value of the merger consideration was $17.88, based upon the closing price of Coventry common stock of $47.48 on that date. The implied value of the merger consideration will fluctuate with the trading price of Coventry common stock. If you are considering tendering your options, we urge you to obtain current market quotations for Coventry common stock and First Health common stock.

      This offer is not conditioned on any minimum number of options being tendered or us obtaining financing. However, the offer is subject to conditions described in this offer to purchase, including the satisfaction or waiver of all of the conditions to the completion of the merger. See “The Offer — Conditions” and “The Merger — Conditions to Completion of the Merger.” We expect that the offer will be consummated immediately prior to completion of the merger.

      Any holder desiring to tender his or her options should complete and sign the election form, in accordance with the instructions in the election form and mail, deliver or send by facsimile transmission, the manually signed election form with all other required documents, to First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430. See “The Offer — Procedures for Tendering Options.”

      The board of directors of First Health has approved the merger agreement and recommended adoption of the merger agreement to the First Health stockholders. In connection with its approval of the merger agreement, the board of directors of First Health delegated to its compensation committee the full power and authority to affect this offer, and the compensation committee approved this offer. Neither First Health nor its board of directors or compensation committee makes any recommendation as to whether you should tender your options in this offer. You must make your own decision whether to tender your options. If you decide to tender your options, you must tender all of your options.

      We have engaged D.F. King & Co., Inc. as our information agent with respect to the offer. Questions about the offer or this offer to purchase and requests for additional assistance or for additional copies of this offer to purchase or the election form may be directed to D.F. King & Co., Inc. at 1-888-628-9011.

November 15, 2004

IMPORTANT

      We are not aware of any jurisdiction where the making of the offer is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the offer would not be in compliance with such laws, we will make a good faith effort to comply with such laws. If, after such good faith effort, we cannot comply with such laws, the offer will not be made to, nor will election forms be accepted from or on behalf of, the holders of options residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. This offer to purchase is dated November 15, 2004. You should not assume that the information contained in this offer to purchase is accurate as of any date other than such date and the mailing of this offer to purchase will not create any implication that the information contained in this offer to purchase is accurate as of any other date. We have not authorized anyone to make any representations in connection with the offer or to provide you with information that is different from or other than the representations and information contained in this offer to purchase or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

      The offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

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SUMMARY TERM SHEET

      This summary term sheet highlights certain terms of our offer but does not contain all of the information that may be important to you. You should read this summary together with the entire offer to purchase, the election form and the other documents which are part of this offer to purchase. This summary term sheet does not describe all of the details of our offer to the same extent described later in this offer to purchase. Where helpful, we have included references to the sections of this offer to purchase where you will find a more complete discussion. All references to “First Health,” “us,” “we” and “our” refer to First Health Group Corp., a Delaware corporation, having its principal executive offices at 3200 Highland Avenue, Downers Grove, Illinois 60515 and its principal telephone number of (630) 737-7900.

      The Offer. We are offering to buy for cash all the options you hold, whether vested or not vested and regardless of exercise price, to purchase shares of First Health common stock. If you wish to accept our offer and receive cash for your options, you are required to tender all of your options. In this offer to purchase we will generally refer to options in the same numbers as the shares of First Health common stock underlying any particular option grant. For example, we will refer to an option to purchase 100 shares of First Health common stock as 100 options.

      If you wish to accept our offer, you must complete the election form attached and return it, together with any other required documents, to us before the expiration of this offer. If you do so, your options will be considered “tendered” to us and we may purchase your options according to the terms of the offer. If we do purchase your tendered options, they will be cancelled and you will not be able to exercise them in the future. In exchange, you will receive the payment described below. This offer is being made in connection with the merger of First Health with and into a subsidiary of Coventry Health Care, Inc. (“Coventry”). For more details see “The Offer — Terms of the Offer.”

      Payment For Your Options. In exchange for each option to purchase shares of First Health common stock that you validly tender, we will pay you for each share of First Health common stock subject to such option, an amount in cash, less applicable tax withholdings, equal to the greater of:

•	the amount by which $18.75 exceeds the exercise price of the option, if any; or

•	$1.25.

      IF YOU DESIRE TO TENDER YOUR OPTIONS TO PURCHASE SHARES OF FIRST HEALTH COMMON STOCK IN THE OFFER YOU MUST TENDER ALL OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED.

      We will then cancel your options and you will no longer be able to exercise them at any time in the future. However, we will only pay you for your options and your options will be cancelled only if:

•	you tender all of your options by the expiration date of this offer;

•	you have not revoked or “withdrawn” the tender of your options as of the expiration date;

•	we do not terminate our offer before the expiration date; and

•	all of the conditions of our offer, as more fully described below, are satisfied or waived prior to the expiration date.

For more details see “The Offer — Terms of the Offer.”

      Scheduled Expiration of the Offer. Our offer to buy your options will expire at 10:00 a.m., New York City (Eastern) time, on December 15, 2004, referred to as the “expiration date,” unless we choose to extend the offer or to terminate the offer before that time. See “The Offer — Terms of the Offer.”

      Conditions of the Offer. Our offer to buy your options is conditioned upon, among other things, the satisfaction or waiver of the conditions to the completion of the merger set forth in the merger agreement. See “The Offer — Conditions” and “The Merger — Conditions to Completion of the Merger.” We expect that the offer will be consummated immediately prior to the completion of the merger.

      Consequences of Failure to Tender. If you do not tender your options, you will continue to hold them, subject to their terms and conditions, including vesting, and you will not otherwise receive the cash payment being offered for your options. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer and that are outstanding at the time we complete the merger. In that case, the options will automatically be converted into an option to purchase a number of shares of Coventry common stock determined by multiplying the number of shares of First Health common stock subject to the option by 0.3583 and rounding to the nearest whole number of shares of Coventry common stock. The option exercise price will also be adjusted by dividing the option exercise price per share by 0.3583, rounded to the nearest whole cent. For purposes of converting options to purchase First Health common stock into options to purchase Coventry common stock, options to purchase shares of First Health common stock with the same exercise price will be considered one option. For example, if you have three grants of options to purchase 20, 30 and 40 shares of First Health common stock, respectively, at $15.00 per share, for purposes of converting these options into options to purchase Coventry common stock you will be deemed to have an option to purchase 90 shares of First Health common stock at $15.00 per share. In this example, your options to purchase First Health common stock at $15.00 per share would be converted into options to purchase 32 shares of Coventry common stock at $41.86 per share.

      Certain of our options are intended to be “incentive stock options” or “ISOs” within the meaning of Section 422 of the Internal Revenue Code. Options to purchase First Health common stock that are intended to be ISOs will be adjusted as described above only if that adjustment does not adversely impact the treatment of the option as an ISO. In order to achieve the tax benefits afforded an ISO, it cannot be converted in a manner that would provide the holder with greater benefits after the merger than they held prior to the merger. This could occur if at the time the merger is completed the ratio between the trading price of First Health common stock and the trading price of Coventry common stock is less than 0.3583, which means that holders of ISOs will not benefit from any increase in the price of Coventry common stock between signing of the merger agreement and the completion of the merger. In such case the ISOs will be adjusted according to the methodology described above based on the actual ratio of the trading price of First Health common stock immediately prior to the merger to the trading price of Coventry common stock on that date and rounding the shares down to the nearest whole share of Coventry common stock and the exercise price up to the nearest whole cent. Rounding may result in reduced value to the holder compared to the value prior to the conversion. See “Consequences to Non-Tendering Optionholders.”

      Purpose of the Offer. Our board of directors considered it desirable that Coventry stockholder approval not be required to complete the merger. We have agreed in our merger agreement with Coventry to make this offer to you in order to reduce the number of options required to be assumed by Coventry, so that it is less likely that Coventry stockholder approval will be required to complete the merger. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer that are outstanding at the time we complete the merger. Coventry has advised us that, under the rules of the NYSE, the assumption of these options will be deemed to constitute an issuance of the number of shares of Coventry common stock issuable under the assumed options as converted. If options to purchase fewer than 6,760,757 shares of First Health common stock are purchased and cancelled pursuant to this tender offer, Coventry may be required to assume options to purchase more than 4,172,638 shares of First Health common stock pursuant to the merger agreement, in which event, Coventry believes that Coventry stockholder approval will be required to complete the merger for Coventry to comply with the NYSE rules. Another purpose of the offer is to provide an opportunity for our optionholders to receive cash for their vested and unvested options as compensation for their services to us, regardless of the exercise price of the options. See “The Offer — Purpose of the Offer.”

      How to Participate in the Offer. If you would like to tender your options in the offer, you should complete the election form accompanying this offer to purchase, together with any other required documents, and return it to us prior to the expiration date at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430. We may reject any election form delivered to us to the extent that we determine it is not properly completed or timely made. See “The Offer — Procedures for Tendering Options.”

      Withdrawal from the Offer. If you deliver an election form to us and you later change your mind about tendering in the offer, you may revoke or withdraw your election form by submitting a notice of withdrawal to us prior to the expiration date at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name, address, option number(s) and grant date(s). A withdrawal of any validly tendered options shall be deemed to constitute withdrawal of all options held by the optionholder submitting a notice of withdrawal. Even if you have delivered a notice of withdrawal of tendered options to us, you may re-tender your options by delivering to us another completed election form prior to the expiration of the offer. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed or timely made. See “The Offer — Withdrawal Rights.”

      Tax Consequences of the Offer. If you pay or should pay taxes in the U.S. and we purchase your options pursuant to the offer, you will have ordinary income equal to the purchase price we pay for your options. If you are an employee (or former employee), this amount will be subject to U.S. federal, and possibly state and local, income and employment tax withholdings. If we do not purchase your options either because we terminate the offer or you do not tender your options, you will not have any current tax consequences as a result of the offer. See “Certain U.S. Federal Income Tax Consequences.” We recommend that you consult your own tax advisor regarding the tax consequences of the offer.

      Contact for Questions. We have engaged D.F. King & Co., Inc. as our information agent with respect to the offer. Questions about the offer or this offer to purchase and requests for additional assistance or for additional copies of this offer to purchase or the election form may be directed to D.F. King & Co., Inc. at 1-888-628-9011.

QUESTIONS AND ANSWERS ABOUT THE OFFER

      The following discussion provides answers to some of the questions you may have. It may not include all the information that is important to you. We urge you to read carefully the entire offer to purchase, the election form and other documents we refer to in this offer to purchase.

What is being offered?

      First Health is offering to buy for cash any and all outstanding options, whether vested or not vested and regardless of exercise price, to purchase shares of First Health common stock. The offer includes options with an exercise price that is greater than the market value of First Health common stock or the implied value of the merger consideration (known as “out of the money” options). Options we purchase will be cancelled and may not be exercised. In exchange for your options you will receive the cash payment described below.

What are the alternatives available to me in connection with this offer and the merger?

1. You may tender and receive cash for your options in this offer.

      You may tender vested and unvested options, regardless of exercise price, in this offer. In exchange for your options to purchase shares of First Health common stock, we will pay you for each share of First Health common stock subject to such option, an amount in cash, less applicable tax withholdings, equal to the greater of:

•	the amount by which $18.75 exceeds the exercise price of the option, if any; or

•	$1.25.

      IF YOU DESIRE TO TENDER YOUR OPTIONS TO PURCHASE SHARES OF FIRST HEALTH COMMON STOCK IN THE OFFER YOU MUST TENDER ALL OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED.

      By tendering your options you give up any right to potential future appreciation in the option, but you will receive cash for unvested options as well as any options that are “out of the money.”

      You should be aware that the price we are offering for your options is fixed while the implied value of the merger consideration may change prior to the completion of the merger because of increases or decreases in the value of Coventry common stock. Additionally, the market price of First Health common stock may change prior to the completion of the merger. Consequently, the price we are offering may be more than or less than either the value of First Health common stock or the implied value of the merger consideration at or prior to the completion of the merger. The implied value of the merger consideration can be calculated by multiplying the trading price of Coventry common stock by 0.1791, plus cash of $9.375 per share. As of October 13, 2004, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration was $18.70, based upon the closing price of Coventry common stock of $52.05 on that date. As of November 12, 2004, the last practicable date prior to distribution of this offer to purchase, the implied value of the merger consideration was $17.88, based upon the closing price of Coventry common stock of $47.48 on that date. The implied value of the merger consideration will fluctuate with the trading price of Coventry common stock. If you are considering tendering your options, we urge you to obtain current market quotations for Coventry common stock and First Health common stock.

      Certain of our options are intended to be “incentive stock options” or “ISOs” within the meaning of Section 422 of the Internal Revenue Code. If you tender any options which are intended to be ISOs you may be potentially giving up favorable tax treatment for your options. This is because the amount in cash you will receive for tendering your options will be subject to ordinary income tax, while upon exercise of an ISO you do not recognize any taxable income. If you hold the shares acquired upon exercise of an ISO for the required period, upon sale of the shares you would only be taxed at capital gain rates on the difference between the amount you received for the shares and the exercise price you paid for the shares. This required holding period is the longer of one year from the exercise of the option or two years from the date the option was granted to you. Capital gain tax rates are generally lower than the ordinary income tax rates which you will be subject to if you tender your options in this offer.

2. You may hold on to your options and not tender them in this offer.

      If you do not tender your options, you will continue to hold them subject to their terms and conditions, including vesting, and you will not receive the cash payment being offered for your options. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer and that are outstanding at the time we complete the merger. In that case, the options will automatically be converted into an option to purchase a number of shares of Coventry common stock determined by multiplying the number of shares of First Health common stock subject to the option by 0.3583 and rounding to the nearest whole number of shares of Coventry common stock. The option exercise price will also be adjusted by dividing the option exercise price per share by 0.3583, rounded to the nearest whole cent. For purposes of converting options to purchase First Health common stock into options to purchase Coventry common stock, options to purchase shares of First Health common stock with the same exercise price will be considered one option. For example, if you have three grants of options to purchase 20, 30 and 40 shares of First Health common stock, respectively, at $15.00 per share, for purposes of converting these options into options to purchase Coventry common stock you will be deemed to have an option to purchase 90 shares of First Health common stock at $15.00 per share. In this example, your options to purchase First Health common stock at $15.00 per share would be converted into options to purchase 32 shares of Coventry common stock at $41.86 per share.

      After your options are converted into options to purchase shares of Coventry common stock they will remain subject to the same vesting terms and conditions. In addition, there is no guarantee that any options that you hold will have an exercise price that is less than the trading price of Coventry common stock subject to the option. Accordingly, by not tendering your options in the offer you are potentially at risk of not receiving any value for your unvested options or for any “out of the money” options.

      Any options to purchase First Health common stock that are intended to be ISOs will be adjusted as described above only if that adjustment does not adversely impact the treatment of the option as an ISO. In order to achieve the tax benefits afforded an ISO, it cannot be converted in a manner that would provide you with greater benefits after the merger than you held prior to the merger. This could occur if at the time the merger is completed the ratio between the trading price of First Health common stock and the trading price of Coventry common stock is less than 0.3583, which means that holders of ISOs will not benefit from any increase in the price of Coventry common stock relative to the price of First Health common stock between signing of the merger agreement and the completion of the merger. In such case the ISOs will be adjusted according to the methodology described above based on the actual ratio of the trading price of First Health common stock immediately prior to the merger to the trading price of Coventry common stock on that date and rounding the shares down to the nearest whole share of Coventry common stock and the exercise price up to the nearest whole cent. Rounding may result in reduced value to you compared to the value prior to the conversion.

3. You may exercise your vested options prior to the expiration date.

      If you exercise your vested options prior to the expiration date you will receive, subject to applicable tax withholding, shares of First Health common stock, and you will not receive any payments pursuant to this offer. If the merger is completed, each share of First Health common stock that you own will be converted in the merger into the right to receive 0.1791 shares of Coventry common stock (plus cash in lieu of fractional shares) and $9.375 in cash. However, if the merger is not completed you will retain your shares of First Health common stock. Your ability to exercise options will also be subject to our existing policies and trading windows, which permit you to exercise your options and hold the shares acquired upon exercise at any time but prohibit you from selling shares or completing a “cashless” exercise during the period from the day our fiscal quarter ends to 48 hours after we release our quarterly earnings.

How will I know if my options are ISOs?

      Your option agreement will say whether or not the option is intended to be an ISO.

Why are you making the offer?

      Our board of directors considered it desirable that Coventry stockholder approval not be required to complete the merger. We have agreed in our merger agreement with Coventry to make this offer to you in order to reduce the number of options required to be assumed by Coventry, so that it is less likely that Coventry stockholder approval will be required to complete the merger. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer that are outstanding at the time we complete the merger. Coventry has advised us that, under the rules of the NYSE, the assumption of these options will be deemed to constitute an issuance of the number of shares of Coventry common stock issuable under the assumed options as converted. If options to purchase fewer than 6,760,757 shares of First Health common stock are purchased and cancelled pursuant to this offer, Coventry may be required to assume options to purchase more than 4,172,638 shares of First Health common stock pursuant to the merger agreement, in which event, Coventry believes that Coventry stockholder approval will be required to complete the merger for Coventry to comply with the NYSE rules. Another purpose of the offer is to provide an opportunity for our optionholders to receive cash for their vested and unvested options as compensation for their services to us, regardless of the exercise price of the options.

What options are eligible to be tendered in the offer?

      All outstanding options to purchase shares of First Health common stock are eligible to participate in the offer, regardless of whether the options are vested or unvested. The offer is being made for all options regardless of their exercise price. However, the exercise price of each option will determine, in part, the amount that we will pay for the option, as described below. We will generally refer to options in the same numbers as the shares of First Health underlying any particular option grant. For example, we will refer to an option to purchase 100 shares of First Health common stock as 100 options.

If I elect to tender my options into the offer, must I tender all of my options?

      Yes. If you wish to accept the offer to tender your options, you are required to tender all of your options. You may not tender only part of your options. This is an all or nothing offer.

What happens to my options if they are purchased in the offer?

      All options that we purchase in the offer will be cancelled and you will not be able to exercise them thereafter. In exchange you will receive for each share of First Health common stock subject to the option, an amount in cash, less applicable tax withholdings, equal to the greater of:

•	the amount by which $18.75 exceeds the exercise price of the option, if any; or

•	$1.25.

How long will the offer remain open and can the offer period be extended or terminated prior to that time?

      The offer will expire at 10:00 a.m., New York City (Eastern) time, on December 15, 2004, referred to in this offer to purchase as the “expiration date,” unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer, in which case the term “expiration date” will refer to such earlier or later date. The offer is conditioned upon, among other things, satisfaction or waiver of the conditions to completion of the merger. If the merger agreement is terminated, this offer will terminate without any further action on our part. Otherwise, as described in greater detail later in this offer, we expect to extend the offer from time to time until the conditions to the merger are satisfied or waived, subject to the requirements of applicable law. If we extend the expiration date, we will publicly announce the extension no later than 9:00 a.m., New York City (Eastern) time, on the first business day after the previously scheduled expiration date. We expect to make any announcement relating to the offer by issuing a press release or in another manner reasonably designed to inform the optionholders of the change.

What happens if my options expire prior to the expiration date of the offer?

      First Health will only purchase in the offer those options that are still outstanding on the expiration date. Any option that, by its terms, otherwise expires or is cancelled before the time First Health accepts the option for cancellation and payment will not be considered outstanding and will not be considered properly tendered. As a result, you will not receive any payments in this offer for options that expire prior to the expiration date of the offer. You must exercise those options to purchase shares of First Health common stock that by their terms are scheduled to expire prior to the consummation of this offer in order to preserve their value, if any.

How do I tender my options?

      If you decide to tender your options, you must return to us at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430, a properly signed and completed election form, together with any other required documents, before the expiration date. We may reject any election form delivered to us to the extent that we determine it is not properly completed, timely made or to the extent we believe it would be unlawful to accept the tendered options.

Can I withdraw my tendered options?

      Yes. If you deliver an election form to us and you later change your mind about tendering in the offer, you may revoke or withdraw your election form by submitting a notice of withdrawal to us prior to the expiration date at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name, address, option number(s) and grant date(s). If you withdraw any tendered options we will automatically treat you as having withdrawn all of your options. Even if you have delivered a notice of withdrawal of tendered options to us, you may re-tender your options by delivering to us another completed election form prior to the expiration of the offer. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed or timely made.

Can I exercise my options after I have tendered them?

      If you tender your options, unless the offer is terminated, you may exercise your options and purchase First Health common stock only if you withdraw the tendered options prior to the expiration date. Your ability to exercise options will also be subject to our existing policies and trading windows, which permit you to exercise your options and hold the shares acquired upon exercise at any time but prohibit you from selling shares or completing a “cashless” exercise during the period from the day our fiscal quarter ends to 48 hours after we release our quarterly earnings.

Are there conditions to the completion of this offer?

      Yes. The completion of this offer is subject to several conditions, including the satisfaction or waiver of all of the conditions to completion of the merger set forth in the merger agreement. The merger is subject to a number of conditions, which are described under “The Merger — Conditions to the Completion of the Merger.” The offer is not subject to our receipt of any minimum number of tendered options or us obtaining financing.

What happens if the merger agreement is terminated?

      If the merger agreement is terminated, this offer will terminate without any further action on our part. Under those circumstances, you will continue to hold your options to purchase shares of First Health common stock under the same terms and conditions as before the offer.

Will our executive officers and directors participate in this offer?

      Yes. First Health’s directors and certain members of our senior management, including all of our executive officers, will participate in this offer on the same terms as other optionholders. In connection with this offer all of our directors and certain of our officers, including all of our executive officers, irrevocably agreed to tender a total of 5,258,510 options to purchase shares of First Health common stock, representing 48.10% of the options outstanding, pursuant to this offer. In each case, the number of options to purchase shares of First Health common stock tendered by the respective directors or officers consisted of all of their options to purchase shares of First Health common stock.

When and how will payment be made?

      Payment for options purchased will be made by check or other means of payment promptly after the expiration date. Payment will be made only for options that are tendered in accordance with the requirements of this offer.

Do I have to pay a commission if I tender my options?

      No. We will not require you to pay a commission if you tender your options.

How will First Health pay for the tendered options?

      We will pay approximately $43,700,000 if we purchase all of our outstanding options in the offer. This amount includes estimated fees and expenses applicable to the offer. We expect to obtain these funds from our existing credit facility. This offer is not subject to any financing contingency.

Will I owe any tax if I tender my options?

      Yes. If you tender your options in the offer and your options are purchased and cancelled, you will have ordinary compensation income equal to the amount that you receive for your options. If you are an employee or former employee of First Health this amount will be subject to income and employment tax withholding. If you are an employee or former employee the federal income tax withholding will be made at a flat rate of 25%, as required by law. State and local income tax withholdings may also apply. Federal and state employment taxes will also be withheld.

What is the recent market price for First Heath’s common stock and Coventry’s common stock?

      On November 12, 2004, the last reported closing price of First Health’s common stock was $17.43 per share as listed on the Nasdaq and the last reported closing price of Coventry’s common stock was $47.48 per share as listed on the NYSE.

Is there someone I can talk to if I have questions about the offer?

      Yes. We have engaged D.F. King & Co., Inc. as our information agent with respect to the offer. Questions about the offer or this offer to purchase and requests for additional assistance or for additional copies of this offer to purchase or the election form may be directed to D.F. King & Co., Inc. at 1-888-628-9011.

FORWARD LOOKING STATEMENTS

      This offer to purchase contains “forward-looking statements.” These statements may be made directly in this offer to purchase and may include statements regarding the period following consummation of this offer and the merger discussed herein.

      These forward-looking statements are based on current projections about operations, industry, financial condition and liquidity. Words such as “may,” “will,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, this offer, the merger or our businesses, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following matters:

•	the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule;

•	the approval of our stockholders may not be obtained on the proposed merger at all or on the anticipated schedule;

•	if required, the Coventry stockholder approval of the issuance of shares of Coventry’s common stock in the merger may not be obtained at all or on the anticipated schedule; and

•	unanticipated developments that could occur with respect to contingencies such as litigation.

      Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Optionholders are cautioned not to place undue reliance on such statements.

      All subsequent written and oral forward-looking statements concerning this offer, the merger or other matters addressed in this offer to purchase and attributable to First Health or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to release publicly any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this offer to purchase or to reflect the occurrence of unanticipated events.

CONSEQUENCES TO NON-TENDERING OPTIONHOLDERS

      You should consider the following significant consequences to non-tendering optionholders when making a decision about whether or not to tender your options pursuant to our offer. If you choose not to tender your options:

•	your options that are unvested will not automatically vest upon completion of the merger and you will continue to hold your options subject to the vesting conditions set forth therein;

•	you will no longer be eligible to receive $1.25 in cash for “out of the money” options;

•	the value of your options will fluctuate based upon the trading price of Coventry’s common stock, with no assurance that the options you hold will have an exercise price that is less than the trading price of Coventry’s common stock; and

•	your options will retain their current expiration date.

      As noted above, if you do not tender your options, you will continue to hold them, subject to their terms and conditions, including vesting, and you will not receive the cash payment being made under this offer for your options. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer and that are outstanding at the time we complete the merger. In that case, the options will automatically be converted into an option to purchase a number of shares of Coventry common stock determined by multiplying the number of shares of First Health common stock subject to the option by 0.3583 and rounding to the nearest whole number of shares of Coventry common stock. The option exercise price will also be adjusted by dividing the option exercise price per share by 0.3583, rounded to the nearest whole cent. For purposes of converting options to purchase First Health common stock into options to purchase Coventry common stock, options to purchase shares of First Health common stock with the same exercise price will be considered one option. For example, if you have three grants of options to purchase 20, 30 and 40 shares of First Health common stock, respectively, at $15.00 per share, for purposes of converting these options into options to purchase Coventry common stock you will be deemed to have an option to purchase 90 shares of First Health common stock at $15.00 per share. In this example, your options to purchase First Health common stock at $15.00 per share would be converted into options to purchase 32 shares of Coventry common stock at $41.86 per share.

      After your options are converted into options to purchase shares of Coventry common stock they will remain subject to the same vesting terms and conditions. In addition, there is no guarantee that any options that you hold will have an exercise price that is less than the trading price of Coventry common stock subject to the option. Accordingly, by not tendering your options in the offer you are potentially at risk of not receiving any value for your unvested options or for any “out of the money” options.

      Any options to purchase First Health common stock that are intended to be ISOs will be adjusted as described above only if that adjustment does not adversely impact the treatment of the option as an ISO. In order to achieve the tax benefits afforded an ISO, it cannot be converted in a manner that would provide you with greater benefits after the merger than you held prior to the merger. This could occur if at the time the merger is completed the ratio between the trading price of First Health common stock and the trading price of Coventry common stock is less than 0.3583, which means that holders of ISOs will not benefit from any increase in the price of Coventry common stock relative to the price of First Health common stock between signing of the merger agreement and the completion of the merger. In such case the ISOs will be adjusted according to the methodology described above based on the actual ratio of the trading price of First Health common stock immediately prior to the merger to the trading price of Coventry common stock on that date and rounding the shares down to the nearest whole share of Coventry common stock and the exercise price up to the nearest whole cent. Rounding may result in reduced value to you compared to the value prior to the conversion.

To the Holders of First Health Options:

INTRODUCTION

      First Health Group Corp., a Delaware corporation (“First Health,” “us,” “we” and “our”), hereby is making an offer to purchase all outstanding options to purchase First Health common stock, par value $.01 per share, upon the terms and subject to the conditions set forth in this offer to purchase and in the related election form. Unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied or waived, in exchange for each option validly tendered and not withdrawn we will cancel the option and pay to the holder thereof for each share of First Health common stock subject to such option, an amount in cash, less applicable tax withholdings, equal to the greater of:

•	the amount by which $18.75 exceeds the exercise price of the option, if any; or

•	$1.25.

      IF YOU DESIRE TO TENDER YOUR OPTIONS TO PURCHASE SHARES OF FIRST HEALTH COMMON STOCK IN THE OFFER YOU MUST TENDER ALL OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED.

See “The Offer — Terms of the Offer.”

      Our board of directors considered it desirable that Coventry stockholder approval not be required to complete the merger. We have agreed in our merger agreement with Coventry to make this offer to you in order to reduce the number of options required to be assumed by Coventry, so that it is less likely that Coventry stockholder approval will be required to complete the merger. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer that are outstanding at the time we complete the merger. Coventry has advised us that, under the rules of the NYSE, the assumption of these options will be deemed to constitute an issuance of the number of shares of Coventry common stock issuable under the assumed options as converted. If options to purchase fewer than 6,760,757 shares of First Health common stock are purchased and cancelled pursuant to this tender offer, Coventry may be required to assume options to purchase more than 4,172,638 shares of First Health common stock pursuant to the merger agreement, in which event, Coventry believes that Coventry stockholder approval will be required to complete the merger for Coventry to comply with the NYSE rules. Another purpose of the offer is to provide an opportunity for our optionholders to receive cash for their vested and unvested options as compensation for their services to us, regardless of the exercise price of the options. See “The Offer — Purpose of the Offer.”

      Holders of our options do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with this offer. However, optionholders who exercise their options prior to the completion of the merger may be entitled to seek appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law with respect to the shares of First Health common stock acquired upon exercise of their options. See “The Offer — Appraisal Rights.” The merger agreement is more fully described under “The Merger.”

      The First Health board of directors has approved the merger agreement and recommended adoption of the merger agreement to the First Health stockholders. In connection with its approval of the merger agreement, the board of directors of First Health delegated to its compensation committee the full power and authority to affect this offer, and the compensation committee approved this offer. Neither First Health nor its board of directors or compensation committee makes any recommendation as to whether you should tender your options in this offer. You must make your own decision whether to tender your options. If you decide to tender your options, you must tender all of your options to purchase shares of First Health common stock.

      The offer is not conditioned on any minimum number of options being tendered or us obtaining financing. However, the consummation of this offer is subject to several conditions, including the satisfaction or waiver of all of the conditions to the completion of the merger set forth in the merger agreement. See “The Offer — Conditions” and “The Merger — Conditions to the Completion of the Merger.” We expect that the offer will be completed immediately prior to completion of the merger.

      THIS OFFER TO PURCHASE AND THE RELATED ELECTION FORM, IN ADDITION TO THE PRELIMINARY PROXY STATEMENT/ PROSPECTUS INCLUDED AS PART OF THE REGISTRATION STATEMENT ON FORM S-4, FILED WITH THE SEC ON NOVEMBER 8, 2004, AND FIRST HEALTH’S DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A, FILED WITH THE SEC ON APRIL 15, 2004, CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

      1. Terms of the Offer. Upon the terms and subject to the conditions set forth in this offer to purchase and the accompanying election form, we hereby offer to purchase for cash any and all outstanding options, whether vested or unvested and regardless of exercise price, to purchase shares of First Health common stock. We will generally refer to options in the same numbers as the shares of First Health common stock underlying any particular option grant. For example, we will refer to an option to purchase 100 shares of First Health common stock as 100 options. In exchange for each option validly tendered and not withdrawn, unless we terminate the offer prior to the expiration date or the conditions to the offer are not satisfied or waived, we will cancel the option and pay to the holder thereof for each share of First Health common stock subject to such option, an amount in cash, less applicable tax withholdings, equal to the greater of:

•	the amount by which $18.75 exceeds the exercise price of the option, if any; or

•	$1.25.

      IF YOU DESIRE TO TENDER YOUR OPTIONS TO PURCHASE SHARES OF FIRST HEALTH COMMON STOCK IN THE OFFER YOU MUST TENDER ALL OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED.

      The offer will expire at 10:00 a.m., New York City (Eastern) time, on December 15, 2004, referred to herein as the “expiration date,” unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer, in which case the “expiration date” shall refer to such earlier or later time. The offer will terminate, without any further action on our part, if the merger agreement is terminated. Otherwise, we expect to extend the offer from time to time until the conditions to the merger are satisfied or waived subject to the requirements of applicable law. If we extend the expiration date, we will publicly announce the extension no later than 9:00 a.m., New York City (Eastern) time, on the first business day after the previously scheduled expiration date. We expect to make any announcement relating to the offer by issuing a press release or in another manner reasonably designed to inform the optionholders of the change.

      2. Purpose of the Offer. Our board of directors considered it desirable that Coventry stockholder approval not be required to complete the merger. We have agreed in our merger agreement with Coventry to make this offer to you in order to reduce the number of options required to be assumed by Coventry so that it is less likely that Coventry stockholder approval will be required to complete the merger. Pursuant to the merger agreement, Coventry will assume any options that we do not purchase in this offer that are outstanding at the time we complete the merger. Coventry has advised us that, under the rules of the NYSE, the assumption of these options will be deemed to constitute an issuance of the number of shares of Coventry common stock issuable under the assumed options as converted. Coventry believes that Coventry stockholder approval will be required to complete the merger if Coventry is required to assume options to purchase more than 4,172,638 shares of First Health common stock. As of October 31, 2004, optionholders held 10,933,395 options to purchase First Health common stock. All of our directors and certain members of our senior management, including all of our executive officers, have agreed irrevocably to tender options to purchase a total of 5,258,510 shares of First Health common stock. Therefore, if we buy options to purchase an additional 1,502,247 shares of First Health common stock in this offer, Coventry believes that the approval of the Coventry stockholders will not be required to complete the merger. Another purpose of the offer is to provide an opportunity for our optionholders to receive cash for their vested and unvested options as compensation for their services to us, regardless of the exercise price of the options.

      3. Procedures for Tendering Options. For you to validly tender your options pursuant to our offer, a properly completed and duly executed election form, together with all other required documents, must be received by us at or prior to the expiration date, at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430. If we extend the offer, you may tender your options at any time until the extended expiration of the offer. We will only accept a paper copy or facsimile of your election form. Delivery by electronic mail will not be accepted. You do not need to return your stock option agreement for your options to tender your options in this offer.

      The tendering of options pursuant to our offer by the procedure set forth above will constitute your acceptance of the terms and conditions of the offer. Our acceptance for purchase of the options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer and election form.

      The method of delivery of the election form and all other required documents is at the election and risk of the submitting optionholder. Delivery of these documents will be deemed made only when we actually receive them. If an optionholder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested. If an optionholder chooses to deliver by facsimile, we recommend that the optionholder confirm our receipt of the facsimile transmission by calling us at the phone number set forth on the front sheet of this offer to purchase. In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent tenders of options will be accepted.

      All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered options will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the right to reject any and all election forms that we determine are not in proper form, not timely made, or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right in our discretion to waive any of the conditions of the offer or any defect or irregularity in the election form of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the offer, including the instructions in the election form, will be final and binding. We will not be under any duty to give notification of any defects or irregularities in election forms or any notices of withdrawal and will not be liable for failure to give any such notification. Questions about the offer or this offer to purchase and requests for additional assistance or for additional copies of this offer to purchase or the election form may be directed to D.F. King & Co., Inc. at 1-888-628-9011.

      4. Acceptance of and Payment for the Options. Upon the terms and subject to the conditions of the offer, we will accept for cancellation and payment all options that are properly tendered pursuant to the offer and not validly withdrawn at or prior to the expiration date, which is initially 10:00 a.m., New York City (Eastern) time, on December 15, 2004. For purposes of this offer, we will be deemed to have accepted for cancellation and payment all options validly tendered and not properly withdrawn prior to the expiration date by publicly announcing such acceptance for cancellation and payment. We expect to make such public announcement by issuing a press release or in another manner reasonably designed to inform the optionholders.

      Payment for options purchased will be made by check or other means of payment promptly after the expiration date. Payment will be made only for options that are tendered in accordance with the requirements of this offer.

      5. Withdrawal Rights. Validly tendered options may be withdrawn at any time at or prior to the expiration date. If you deliver an election form to us and you later change your mind about tendering in the offer, you may revoke or withdraw your election form by submitting a notice of withdrawal to us prior to the expiration date at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile (630) 737-2430. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name, address, option number(s) and grant date(s). A withdrawal of any validly tendered options shall be deemed to constitute withdrawal of all options held by the optionholder submitting a notice of withdrawal. Even if you have delivered a notice of withdrawal of tendered options to us, you may re-tender your options by delivering to us another completed election form prior to the expiration of the offer. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed or timely made.

      If we extend the offer, you may withdraw your validly tendered options at any time until the extended expiration of the offer and, unless accepted by us, at any time after 40 business days after the date hereof. We will only accept a paper copy or facsimile of your notice of withdrawal. Delivery by electronic mail will not be accepted.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal. Our determination of these matters will be final and binding.

      Withdrawals of previously tendered options may not be rescinded and any options properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Properly withdrawn options may, however, be re-tendered by following the procedures described in “The Offer — Procedures for Tendering Options” above at any time at or prior to the expiration of the offer. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed or timely made.

      Withdrawals of tendered options can only be accomplished in accordance with the foregoing procedures.

      6. Extension, Amendment and Termination of the Offer. We may, at any time, extend the period of time during which the offer is open and delay accepting any options tendered by publicly announcing the extension to the optionholders.

      As long as we comply with applicable law, we may amend the offer in any way, including decreasing or increasing the consideration offered to optionholders, although such a change to the consideration would require Coventry’s consent under the merger agreement. Unless the merger agreement is terminated, in which case the offer will terminate without any further action on our part, we expect to extend the offer from time to time until the conditions to the merger are satisfied or waived. If we extend the length of time during which the offer is open, we will announce the extension no later than 9:00 a.m., New York City (Eastern) time, on the next business day after the last previously scheduled or announced expiration date. We expect to make any announcement relating to the offer by issuing a press release or in another manner reasonably designed to inform the optionholders of the change.

      If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in the percentage of securities sought, will depend on the nature and circumstances of such a change. If we decide to increase or decrease what we will pay you for your options, we will publish notice of the action. If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease of the consideration, we will also extend the offer for a minimum period of ten business days after the date the notice is published.

      If the merger agreement is terminated, this offer will become null and void and we will not pay any consideration in exchange for options tendered to us. Under those circumstances, you will continue to hold your options to acquire our common stock under the same terms and conditions as applied before the offer.

      7. Conditions. The offer is not conditioned on any minimum number of options being tendered or us obtaining financing. However, the offer is subject to a number of conditions, including the satisfaction or waiver of all of the conditions to completion of the merger, as set forth in the merger agreement. See “The Merger — Conditions to the Completion of the Merger.”

      Subject to the rules under the Exchange Act, we may terminate or amend the offer or postpone the acceptance of or payment for any options tendered to us, if on or before the expiration date, (i) any of the conditions to the completion of the merger, as set forth in the merger agreement, are not satisfied or waived or (ii) any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly: (a) make it illegal for us to accept some or all of the tendered options or to pay the purchase price for the tendered options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer; (b) delay or restrict our ability, or render us unable, to accept the tendered options for cancellation and payment; (c) materially impair the benefits we believe we will receive from the offer; or (d) materially and adversely affect our or our subsidiaries’ business, financial or other condition, income, operations or prospects.

      The conditions referred to above are for our benefit and may be asserted by us regardless of the circumstances, including any action or omission to act by us, giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion, provided that the conditions to this offer may not be asserted or waived after the expiration of this offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In some circumstances, if we waive any of the conditions described above, we may be required to extend the expiration date. Any determination by us concerning the events described above will be final and binding on all parties. Notwithstanding the foregoing, we do not expect to waive the foregoing condition relating to the satisfaction or waiver of the conditions to the completion of the merger.

      8. Source and Amount of Funds. As of October 31, 2004, there were 10,933,395 total outstanding options to purchase shares of First Health common stock with exercise prices ranging from $7.78375 to $28.02. Assuming all of these options are tendered in the offer, the estimated maximum amount of funds which will be required to pay the aggregate consideration of the offer and to pay fees and expenses relating to the offer will be approximately $43,700,000. We expect to obtain these funds from our existing credit facility. The offer is not subject to a financing contingency.

      9. Interests of Directors and Officers; Transactions and Arrangements Concerning Our Securities. The following table sets forth information, as of October 31, 2004, concerning each of our directors and executive officers and the options beneficially owned by each of our directors, each of our executive officers and all of our directors and executive officers as a group.

	Number of Options	Percent of Options	Gross Payment
Name of Beneficial Owner	Beneficially Owned	Outstanding	For Options

James C. Smith	861,000	7.87%	$5,543,910
Chairman of the Board
Edward L. Wristen	1,149,998	10.52%	$4,817,166
President and Chief Executive Officer, Director
William R. McManaman	250,000	2.29%	$312,500
Senior Vice President and Chief Financial Officer
Joseph E. Whitters	267,252	2.44%	$983,467
Executive Vice President
Alton L. Dickerson	375,000	3.43%	$2,158,594
Executive Vice President
Patrick G. Dills	267,252	2.44%	$983,467
Executive Vice President
Susan E. Oberling	133,300	1.22%	$433,315
Senior Vice President, Operations
Susan T. Smith	180,000	1.65%	$997,500
Vice President, Secretary and General Counsel
Michael J. Boskin, Ph.D.	212,000	1.94%	$794,275
Director
Daniel S. Brunner	64,000	.59%	$116,320
Director
Raul Cesan	80,000	.73%	$136,320
Director
Ronald H. Galowich	180,000	1.65%	$801,400
Director
Harold S. Handelsman	170,000	1.55%	$795,400
Director
Don Logan	204,000	1.87%	$851,025
Director
William Mayer	80,000	.73%	$136,320
Director
David E. Simon	156,000	1.43%	$725,320
Director
Executive Officers and Directors as a Group (16 persons)	4,629,802	42.35%	$20,586,300

      In connection with this offer all of our directors and certain members of our senior management, including all of our executive officers, irrevocably agreed to tender a total of 5,258,510 options to purchase shares of First Health common stock, representing 48.10% of the options outstanding, pursuant to this offer. In each case, the number of options to purchase shares of First Health common stock tendered by the respective directors or officers consisted of all of their options to purchase shares of First Health common stock. On October 12, 2004, Joseph Whitters, Executive Vice President, exercised options to purchase 12,748 shares of First Health common stock for $7.8438 per share.

      The business address of each director and executive officer of First Health is 3200 Highland Avenue, Downers Grove, Illinois 60515. For additional information regarding agreements, arrangements and understandings with respect to our securities involving any of our executive officers and directors, you should read the sections of the preliminary proxy statement/ prospectus and other documents included as part of the Registration Statement on Form S-4, filed with the SEC on November 8, 2004, as amended or supplemented from time to time, entitled “Interests of Certain Persons in the Merger” and “The Merger — Beneficial Ownership of First Health Common Stock,” and our definitive proxy statement on Schedule 14A, filed with the SEC on April 15, 2004, entitled “Certain Relationships and Related Transactions” and “Employment Agreements” and incorporated herein by reference. Except as otherwise described above or incorporated by reference, there have been no transactions in options to purchase our common stock or in our common stock which were affected during the 60 days prior to the date of this offer to purchase by us or our subsidiaries, or to our knowledge, by any of our executive officers or directors. In addition, except as otherwise described above or incorporated by reference, neither we nor, to our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      10. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer. Options we acquire in connection with the offer will be cancelled. The payments made to optionholders in connection with the offer will generally be treated as compensation expense initially in our income statement for the fourth quarter of 2004. We expect to consummate the merger in the first quarter of 2005, at which time we expect to make adjustments to the compensation expense taken in the fourth quarter of 2004 with respect to the payments made to optionholders.

      11. Legal Matters and Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our offer, or of any approval or other action by any government or regulatory authority or agency that is required for the cancellation of the options as described in the offer or the payment for tendered options. In addition, to our knowledge, there is no anti-trust law or margin requirement applicable to the tender of the eligible options pursuant to the offer. If any other approval or action should be required, we intend to seek such approval or take such action. This could require us to extend the offer or delay the acceptance of options tendered to us. We may not be able to obtain any required approval or take any other required action.

      12. Fees and Expenses. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer. Our directors, officers and employees, who will not be specifically compensated for such services, may contact holders by mail, telephone, telex, telegram, electronic mail and in person regarding the offer. In addition, we engaged D.F. King & Co., Inc. as information agent to assist with responding to and answering questions pertaining to this offer. We estimate that we will pay them a fee of approximately $4,000 and will reimburse them for reasonable out of pocket expenses incurred in connection with such activities.

      13. Appraisal Rights. Holders of options do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the offer or the merger. However, optionholders who exercise their options prior to the completion of the merger may be entitled to seek appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law with respect to First Health common stock acquired upon the exercise of their options. You should read the section of the preliminary proxy statement/ prospectus included as part of a Registration Statement on Form S-4, filed with the SEC on November 8, 2004, as amended or supplemented from time to time, entitled “Appraisal Rights.”

      14. Market and Trading Information. There is no established trading market for options to purchase shares of First Health common stock. However, our common stock is currently traded on the Nasdaq under the symbol “FHCC.” The following table sets forth the high and low sale prices for shares of our common stock, as reported on the Nasdaq, for the periods listed.

Quarter Ended	High	Low

March 31, 2002	$26.25	$22.00
June 30, 2002	$30.15	$23.75
September 30, 2002	$28.35	$23.49
December 31, 2002	$29.60	$20.79
March 31, 2003	$26.25	$20.70
June 30, 2003	$28.80	$23.01
September 30, 2003	$28.88	$24.44
December 31, 2003	$26.97	$17.90
March 31, 2004	$22.65	$18.95
June 30, 2004	$22.49	$14.60
September 30, 2004	$16.81	$13.26
Through November 12, 2004	$18.25	$14.90

      Coventry’s common stock is currently traded on the NYSE under the symbol “CVH.” The following table sets forth the high and low sale prices for shares of Coventry’s common stock, as reported on the NYSE, for the periods listed.

Quarter Ended	High	Low

March 31, 2002	$18.80	$13.01
June 30, 2002	$23.10	$16.23
September 30, 2002	$23.26	$14.63
December 31, 2002	$25.33	$16.83
March 31, 2003	$22.25	$16.20
June 30, 2003	$31.46	$20.69
September 30, 2003	$38.59	$29.75
December 31, 2003	$44.19	$34.47
March 31, 2004	$45.07	$39.50
June 30, 2004	$50.60	$40.79
September 30, 2004	$54.30	$45.50
Through November 12, 2004	$54.18	$37.25

      The implied value of the merger consideration can be calculated by multiplying the trading price of Coventry common stock by 0.1791, plus cash of $9.375 per share. As of October 13, 2004, the trading day immediately preceding the public announcement of the merger, the implied value of the merger consideration was $18.70, based upon the closing price of Coventry common stock of $52.05 on that date. As of November 12, 2004, the last practicable date prior to distribution of this offer to purchase, the implied value of the merger consideration was $17.88, based upon the closing price of Coventry common stock of $47.48 on that date. The implied value of the merger consideration will fluctuate with the trading price of Coventry common stock. If you are considering tendering your options, we urge you to obtain current market quotations for Coventry common stock and First Health common stock.

THE MERGER

      1.     General. We are making this offer in connection with the merger agreement between us, Coventry, and Coventry Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Coventry (“Merger Sub”), pursuant to which First Health will be merged with and into Merger Sub and each outstanding share of First Health common stock will be converted into the right to receive 0.1791 shares of common stock, par value $.01 per share, of Coventry and $9.375 in cash. You are urged to review the merger agreement as set forth in the preliminary proxy statement/ prospectus included as part of the Registration Statement on Form S-4, filed with the SEC on November 8, 2004, as amended or supplemented from time to time, and incorporated herein by reference. As a result of the merger, the separate corporate existence of First Health will cease, and Merger Sub will survive as the surviving corporation and a wholly owned subsidiary of Coventry. The certificate of incorporation, bylaws, directors and officers of Merger Sub will be the certificate of incorporation, bylaws, directors and officers of the surviving corporation. The stockholders of First Health will become stockholders of Coventry and all of the outstanding stock of First Health will be cancelled.

      2.     Conditions to the Completion of the Merger. The consummation of this offer is conditioned upon satisfaction or waiver of all of the conditions to the merger agreement. We have summarized the conditions to completion of the merger below.

      Mutual Conditions to Closing. The obligations of the parties to complete the merger are subject to the prior satisfaction or waiver, if permissible, of the following conditions specified in the merger agreement:

•	the registration statement on Form S-4, filed with the SEC on November 8, 2004, as amended or supplemented from time to time, must be effective under the Securities Act of 1933, as amended, and must not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC;

•	the merger agreement must have been adopted by the holders of a majority of the outstanding shares of First Health common stock, and if Coventry stockholder approval is required, the merger agreement must be adopted by the holders of a majority of the outstanding shares of Coventry common stock;

•	no federal or state court of competent jurisdiction or other governmental entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which prevents the consummation of the merger; provided, however, that this condition is not available to any party whose failure to fulfill its obligations to take certain actions, seek certain consents and make certain filings necessary for the completion of the merger;

•	the waiting period (and any extension thereof) applicable to the merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the “HSR Act,” shall have expired or been terminated;

•	insurance regulatory approvals shall have been obtained in Missouri, Texas and California;

•	the shares of Coventry common stock issuable to First Health stockholders in the merger must have been approved for listing, subject to official notice of issuance, on the NYSE; and

•	each of Coventry and First Health must have received an opinion of its legal counsel to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      Conditions to the Obligations of Coventry and Merger Sub. The obligations of Coventry and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

•	the representations and warranties of First Health set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct has not had a material adverse effect on First Health, in each case as of the date of the merger agreement and as of the date the merger is to be completed (except for representations and warranties made as of a particular date which need be true only as of such date); provided, however, that First Health’s representations and warranties as to capitalization shall be true and correct in all respects as of the date of the merger agreement and as of the date the merger is to be completed;

•	First Health shall have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with as of the date the merger is to be completed; provided, however, that the failure to comply with covenants related to operating the First Health business in the ordinary course and cooperating with Coventry to obtain third party consents shall only constitute a failure of the condition if the failure to comply with these conditions, individually or in the aggregate, has had a material adverse effect on First Health.

•	there shall not be pending or threatened in writing (and not withdrawn) any suit, action or proceeding by any governmental entity against Coventry, Merger Sub or First Health:

•	challenging the acquisition by Coventry or Merger Sub of a material portion of First Health common stock or seeking to restrain or prohibit the merger;

•	seeking to prohibit or limit the ownership or operation by First Health or any of its subsidiaries or, after the effective time of the merger, by Coventry or any of its subsidiaries, of any portion of the business or assets of First Health and its subsidiaries or, after the effective time of the merger as a result of the merger, of Coventry or any of its subsidiaries;

•	seeking to compel First Health or any of its subsidiaries or Coventry or any of its subsidiaries as a result of the merger to divest or hold separate any portion of any business or assets of First Health or any of its subsidiaries or Coventry or any of its subsidiaries; or

•	seeking to obtain from First Health, Coventry or Merger Sub any damages;

which, in the case of the three immediately preceding sub-bullets, has had or would be reasonably likely to have, individually or in the aggregate a material adverse effect on Coventry or First Health; provided, however, that this condition shall be deemed satisfied with respect to threatened litigation if no suit or action in respect of such threatened litigation shall have been filed or commenced within 10 business days from the written threat.

      Conditions to the Obligations of First Health. The obligations of First Health to complete the merger are subject to satisfaction or waiver of the following conditions specified in the merger agreement:

•	the representations and warranties of Coventry set forth in the merger agreement shall be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where the failure to be true and correct has not had a material adverse effect on Coventry, in each case as of the date of the merger agreement and as of the date the merger is to be completed (except for representations and warranties made as of a particular date which need be true only as of such date); provided, however, that Coventry’s representations and warranties as to capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the date the merger is to be completed; and

•	Coventry shall have performed or complied in all material respects with all agreements and covenants under the merger agreement required to be performed or complied with by it as of the date the merger is to be completed.

      3.     Termination of the Merger Agreement. First Health and Coventry may jointly agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

•	the merger is not completed on or before April 30, 2005 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date), provided that this date shall be extended to July 31, 2005, referred to as the outside date, in the event all conditions to effect the merger, except the absence of an order, decree, judgment, injunction or other ruling prohibiting the merger, expiration or the termination of the waiting period for the HSR Act and the receipt of required insurance regulatory approvals, have been satisfied;

•	a court of competent jurisdiction or other governmental authority issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, which is final and nonappealable (provided this termination right is not available to a party whose failure to comply with the merger agreement has been the primary cause of or primarily resulted in any such order, decree, ruling or other action);

•	the stockholders of First Health do not approve the merger agreement at the special meeting; or

•	the other party is in breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and such breach is not capable of being cured prior to the outside date.

      Coventry may terminate the merger agreement:

•	if First Health’s board of directors withdraws or adversely modifies its recommendation that First Health stockholders vote “FOR” the adoption of the merger agreement in order to comply with its fiduciary duties to First Health stockholders under applicable law, on or before the earlier of two days before the special meeting or within 30 days of the date on which First Health’s board of directors withdraws or modifies its recommendation; or

•	if First Health’s board of directors receives an unsolicited acquisition proposal and determines in good faith (after consultation with its financial advisor and outside counsel) that the proposal is a superior proposal, and First Health’s board of directors changes its recommendation that First Health’s stockholders vote “FOR” the adoption of the merger agreement or enters into a definitive agreement with respect to the superior proposal, the foregoing referred to as a company adverse recommendation change, within 30 days after the company adverse recommendation change.

      First Health may terminate the merger agreement:

•	if First Health’s board of directors accepts a superior proposal; or

•	if the average closing price of Coventry’s common stock for the 20 consecutive trading days ending on the date two business days prior to the date the merger is to be completed, referred to as the determination date, is less than $39.2524 and if (a) the number obtained by dividing such price by $52.3365 is less than (b) the number obtained by dividing the average closing price of the HMO Index on the American Stock Exchange, as reported in the Wall Street Journal on the determination date, by $974.08, and subtracting 0.15 from the quotient in clause (b).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following describes the material U.S. federal income tax consequences of the option tender offer to individuals who were granted their options in connection with the performance of services. Unless otherwise indicated, this discussion addresses tax consequences to citizens or residents of the United States. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and the regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. If you are considering tendering your options, you should consult your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

      Consequences to optionholders who tender their options in the offer: If you tender your options in the offer and your options are accepted for cancellation, you will have ordinary compensation income equal to the amount you receive for your options in the offer. If you are an employee or former employee, the amount payable to you in the offer will be subject to U.S. federal, and possibly also state and local, income tax withholding as well as employment taxes.

      Consequences to optionholders who do not tender their options in the offer: If you do not tender your options in the offer, you will not have any current tax consequences as a result of the offer or consummation of the merger.

ADDITIONAL INFORMATION

      This offer to purchase is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the materials described in the following paragraph that we have filed with the SEC before making a decision on whether to tender your options.

      Additional information concerning First Health may be found in the following documents filed by us with the SEC and hereby incorporated by reference:

•	our definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2004; and

•	the preliminary proxy statement/ prospectus included in the Registration Statement on Form S-4, as amended or supplemented from time to time, initially filed with the SEC on November 8, 2004.

      We also file annual, quarterly and special reports, proxy statements, including the proxy statement that will be mailed to our stockholders in connection with the special meeting to be held to vote upon adoption of the merger agreement, and other information with the SEC. Such reports, proxy statements and other information contain additional information about us. You may read and copy any reports, statements or other information filed by us at the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549. Copies of such materials may also be obtained upon payment of the SEC’s customary charges, from the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. Information about the operation of this public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including First Health, that file electronically with the SEC.

      This offer to purchase is not a solicitation of a proxy from any security holder of First Health. Coventry and First Health filed a registration statement on Form S-4 with the SEC in connection with the merger. The Form S-4 contains a prospectus, a proxy statement and other documents for the stockholders’ meeting of First Health at which time the proposed transaction will be considered. The Form S-4, proxy statement and prospectus contain important information about Coventry, First Health, the merger and related matters. Investors and stockholders should read the Form S-4, the proxy statement and prospectus and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger are available free of charge at the SEC’s web site, www.sec.gov. In addition, all documents filed with the SEC by Coventry in connection with the merger are available to investors free of charge by writing to: Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817, Attn: Investor Relations. All documents filed with the SEC by First Health in connection with the merger are available to investors free of charge by writing to: First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, Attn: Investor Relations.

      Coventry, First Health, their respective directors and executive officers may be deemed participants in the solicitation of proxies from First Health’s stockholders. Information concerning Coventry’s directors and certain executive officers and their direct and indirect interests in Coventry is contained in its proxy statement for its 2004 annual meeting of stockholders. Information concerning First Health’s directors and certain executive officers and their direct and indirect interests in First Health is contained in its proxy statement for its 2004 annual meeting of stockholders. Additional information regarding the interests of these participants in the merger is available in the proxy statement regarding the merger. Investors can obtain free copies of these documents from the SEC’s web site, www.sec.gov.